Exhibit 99.1

     New Frontier Energy, Inc. Extends Warrant Exercise Date to May 1, 2008

DENVER, CO - January 28, 2008- New Frontier Energy, Inc. (NFEI: OTCBB), a natural resource company engaged in the exploration, acquisition and development of oil and gas properties in the United States, announced today that the board of directors had extended the expiration date for exercising the Company's common stock warrants originally set to expire on February 1, 2008 to May 1, 2008. All other terms of the warrants remain unchanged.

The Company extended warrants to acquire 4,750,803 shares of common stock exercisable at $1.11 per share together with 20.75 units of the placement agent warrants issued in connection with placing the Company's Series B Convertible Preferred stock. The placement agent warrants are exercisable at $13,000 per unit representing 2698 shares of Series B Preferred Stock, convertible into 415,000 shares of the Company's Common Stock, and warrants to purchase 671,493 shares of Common Stock at $1.11 per share.

About New Frontier Energy, Inc.
-------------------------------
Based in Denver, CO, New Frontier Energy, Inc. is an independent natural resource company engaged in the exploration, acquisition and development of oil and gas properties in the United States. New Frontier Energy has interests in three principal properties, the Slater Dome Field, located in northwest Colorado and south central Wyoming; the Flattops Prospect located in southwest Wyoming; and has entered into a farm-out agreement to acquire a 75% working interest in the Focus Ranch Federal Unit, located in Routt County Colorado adjacent to and southeast of the Slater Dome Field.

New Frontier Energy is focusing on expanding CBM gas production at the Slater Dome Field, and exploring the adjacent Focus Ranch Unit and Flattops prospects. The Slater Dome Field is a coal bed methane development project located in the Sand Wash Basin or Atlantic Rim area near the Colorado and Wyoming border, and is a sub-basin of the Greater Green River Basin. The company owns a majority of the limited partnership interests in an 18-mile gas gathering line that delivers gas from the Slater Dome Field to a transportation hub. New Frontier Energy's common stock is listed on the over the counter bulletin board under the symbol "NFEI." Additional information about New Frontier Energy, Inc. can be found at the Company's website www.nfeinc.com.

Forward-looking Statements
--------------------------
The statements contained in this press release which are not historical fact are forward looking statements that involve certain risks and uncertainties including, but not limited to, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and success of development activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Investor contact:
BC Capital Partners
Bill Conboy
(303) 415-2290

For further information contact:
New Frontier Energy, Inc.
Paul G. Laird, President
(303) 730-9994
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